Exhibit 10.12

PREPAID FORWARD PURCHASE AND SALES AGREEMENT (RAIL TANK CARS) (this “Agreement”), dated as of January 15, 2015, between Hess Tank Cars II LLC, a Delaware limited liability company (“Buyer”), and Hess Corporation, a Delaware corporation (“Seller”).

WHEREAS, Seller is a party to that certain Tank Car Purchase Agreement (the “Manufacturing Agreement”) with National Steel Car Limited, a Canadian corporation (the “Manufacturer”), dated October 8, 2014, pursuant to which the Manufacturer has agreed to fabricate and deliver to Seller a total of 550 rail tank cars (the “Railcars”);

WHEREAS, in consideration for the Railcars, Seller has certain obligations to make payments to the Manufacturer from time to time as set forth in the Manufacturing Agreement (such payments, the “Future Cash Payments”);

WHEREAS, Seller expects to receive delivery of the Railcars according to the schedule set forth in the Manufacturing Agreement;

WHEREAS, Buyer has been provided a copy of the Manufacturing Agreement, together with all schedules and exhibits affixed thereto; and

WHEREAS, Seller desires to sell the Railcars to the Buyer, and Buyer desires to purchase the Railcars from Seller, in consideration for immediate payment in an amount equal to the expected present value of the Future Cash Payments, as more fully described herein.

NOW, THEREFORE, in consideration of the premises and the agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer hereby agree as follows:

1.	PURCHASE AND SALE

Buyer agrees to purchase, and Seller agrees to sell and deliver, the Railcars pursuant to the terms and conditions of this Agreement.

2.	PURCHASE PRICE

The purchase price payable by Buyer to Seller for the Railcars shall be an amount equal to US$104,109,845 (the “Purchase Price”). Within five (5) business days after the execution date of this Agreement, Buyer shall deliver the Purchase Price to an account designated by Seller.

Buyer and Seller acknowledge that the Purchase Price was calculated by reference to (i) the expected timing and amount of all Future Cash Payments to be made by Seller to the Manufacturer under the Manufacturing Agreement, taking into account the inherent uncertainties in both timing and amount of such Future Cash Payments, and (ii) a discount rate intended to reflect Buyer’s foregone use of funds in the amount of the Purchase Price between the delivery of the Purchase Price to Seller pursuant to this Section 2 and Seller’s delivery of the Railcars to Buyer. For the avoidance of doubt, notwithstanding anything in the Manufacturing Agreement to the contrary, upon payment of the Purchase Price to Seller, Buyer shall have no obligation to pay any additional amounts with respect to the Railcars.

3.	DELIVERY

From time to time following the execution of this Agreement, Seller shall deliver the Railcars to Buyer as and when received by Seller from the Manufacturer. Seller and Buyer acknowledge that the first delivery of Railcars is expected during the 2015 calendar year. Delivery of the applicable Railcars to Buyer shall be made by Seller at the same location that delivery of the applicable Railcars is taken by Seller from the Manufacturer (each such location, the “Delivery Location”). Buyer and Seller agree that Seller’s delivery obligations under this Agreement shall be deemed to be satisfied if Seller directs Manufacturer to deliver the applicable Railcars directly to Buyer, and Manufacturer delivers such Railcars to Buyer, at the Delivery Location.

4.	TITLE AND RISK

Title and risk of loss with respect to the applicable Railcars shall pass from Seller to Buyer or Buyer’s designee at such time as Buyer or Buyer’s designee takes possession of such Railcars at the applicable Delivery Location.

5.	WARRANTY

Seller warrants that it shall have, and shall transfer to Buyer, good title to the Railcars delivered hereunder and that such Railcars shall be delivered to Buyer free and clear of all liens, encumbrances and all applicable foreign, federal, state and local taxes. Buyer and Seller agree that Seller’s warranty of title hereunder shall be deemed to be satisfied if Seller directs Manufacturer to deliver the Railcars directly to Buyer and Manufacturer thereafter transfers good title to the Railcars to Buyer.

6.	REPRESENTATIONS & WARRANTIES

I.	Seller represents and warrants that:

(a) Corporate Existence and Power. Seller is a corporation validly existing under the laws of the State of Delaware, and has all powers and all authorizations, consents, and approvals required to carry on its business as now conducted.

(b) Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by Seller of this Agreement and all transactions contemplated hereby are within Seller’s powers, have been duly authorized by all necessary corporate action on the part of Seller, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, (i) any provision of applicable law or regulation, (ii) the articles of incorporation or bylaws of Seller, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon Seller or result in the creation or imposition of any lien on any asset of Seller or any of its subsidiaries.

(c) Binding Effect. This Agreement when executed shall constitute a valid and binding agreement of Seller enforceable against Seller in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or any similar laws affecting the rights of creditors generally, and to general equitable principles (whether applied in a proceeding at law or in equity).

(d) Litigation. There is no action, suit or proceeding pending against, or to the knowledge of Seller, after due inquiry, threatened against or affecting, Seller or any of its subsidiaries before any court or arbitrator or any governmental body, agency or official that in any manner calls into question the validity of this Agreement or the transactions contemplated hereby, or in which there is reasonable possibility of a decision that could adversely affect the ability of Seller to satisfy its obligations under this Agreement or consummate the transactions contemplated hereby.

(e) Compliance with Applicable Laws. Seller is in compliance with all laws, ordinances, rules, regulations and requirements of governmental authorities applicable to it, including all applicable environmental laws, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where the failure to comply therewith would not, individually or in the aggregate, have an adverse effect on the ability of Seller to satisfy its obligations under this Agreement or consummate any of the transactions contemplated hereby.

II.	Buyer represents and warrants that:

(a) Limited Liability Company and Governmental Authorization; No Contravention. The execution, delivery and performance by Buyer of this Agreement and all transactions contemplated hereby are within Buyer’s limited liability company powers, have been duly authorized by all necessary limited liability company action on the part of Buyer, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, (i) any provision of applicable law or regulation or (ii) the certificate of formation or limited liability company agreement of Buyer.

(b) Binding Effect. This Agreement when executed shall constitute a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally, and to general equity principles (whether applied in a proceeding at law or in equity).

7.	COVENANTS

(a) Conduct of Business and Maintenance of Existence; Compliance with Laws. Seller shall comply in all respects with all applicable laws, ordinances, rules, regulations and requirements of governmental authorities (including, without limitation, those relating to pollution and environmental matters and employee pension plans), except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where non-compliance therewith would not, individually or in the aggregate, have an adverse effect on the ability of Seller to satisfy its obligations under this Agreement or consummate the transactions contemplated hereby.

(b) Taxes, Etc. Seller hereby agrees to indemnify Buyer, its officers, directors, employees and agents, and hold each of them harmless against all actions, suits, damages and costs arising out of claims for payment in respect of all taxes, license fees or charges that may be levied or assessed or otherwise applicable upon the distribution, sale and transportation of any Railcars prior to their delivery to Buyer.

(c) Manufacturing Agreement. Seller agrees to duly and fully perform its respective obligations under the Manufacturing Agreement, including with respect to the payment of all amounts owed to Manufacturer thereunder. If the Manufacturing Agreement is terminated for any reason and delivery of any Railcars are not made to Seller thereunder, Seller agrees to promptly return to Buyer the portion of the Purchase Price attributable to such Railcars.

i.	The parties hereto hereby acknowledge that Seller has received certain warranties from Manufacturer under the Manufacturing Agreement with respect to the Railcars. To the extent that, following the date hereof and until the expiration of the applicable warranty period, Buyer in good faith believes that Seller has a valid warranty claim against Manufacturer under the Manufacturing Agreement with respect any non-conforming or defective Railcar, Seller agrees to diligently enforce all applicable warranties and diligently and timely pursue any and all warranty claims against Manufacturer, at the direction and for the account of the Buyer, and Seller shall keep Buyer timely apprised of any developments relating to such warranty claims.

ii.	To the extent that, following the date hereof, Buyer in good faith believes that Manufacturer has breached any of its respective obligations under the Manufacturing Agreement, Seller agrees to diligently and timely pursue any and all remedies available to Seller, at the direction and for the account of the Buyer, and shall keep Buyer timely apprised of the status of any developments relating to such breach.

8.	INDEMNIFICATION

(a) Indemnification by Seller. Seller hereby agrees to indemnify Buyer and its affiliates and its and their respective officers, directors, employees, agents, representatives, successors and assigns (“Buyer Indemnified Parties”) and hold each of them harmless from and against all liabilities, obligations, losses, damages, penalties, demands, claims, actions, suits, costs, expenses and disbursements (including reasonable legal fees and expenses) of any kind and nature whatsoever (collectively, “Claims”) that may be imposed on, incurred by or asserted against any of the Buyer Indemnified Parties, in any way relating to or arising out of (i) any failure to perform any covenant or agreement made or undertaken by Seller in this Agreement; (ii) any of the transactions contemplated by this Agreement; and (iii) any Claims arising under the Manufacturing Agreement; provided, however, that Seller shall not have any obligation to indemnify any Buyer Indemnified Party for any such Claim to the extent resulting from or arising out of the willful misconduct or gross negligence of such Buyer Indemnified Party.

(b) Indemnification by Buyer. Buyer agrees to indemnify, defend and hold harmless Seller and its affiliates (other than any Buyer Indemnified Party) and its and their respective officers, directors, employees, agents, representatives, successors and assigns (“Seller Indemnified Parties”) and hold each of them harmless from and against all Claims that may be imposed on, incurred by or asserted against the Seller Indemnified Parties, in any way and to the extent relating to or arising out of any failure to perform any covenant or agreement made or undertaken by Buyer in this Agreement; provided, however, that Buyer shall not have any obligation to indemnify the Seller Indemnified Parties for any such Claim to the extent resulting from or arising out of the willful misconduct or negligence of any of the Seller Indemnified Parties.

(c) Notification of Third Party Claims. If either Buyer or Seller is notified of any Claim by a third party (a “Third-Party Claim”) that may give rise to a right to claim for indemnification under Section 8(a) or 8(b), then the indemnified party shall promptly notify the applicable indemnifying party in writing of such Third-Party Claim; provided, however, that failure to give timely notice shall not affect the right to indemnification to the extent such failure to give timely notice is not prejudicial to the applicable indemnifying party.

9.	ASSIGNMENT

Neither Seller nor Buyer may assign this Agreement or any of its respective rights hereunder to any person without the prior written consent of the other party hereto.

10.	GOVERNING LAW

This Agreement and any disputes arising hereunder shall be governed by the laws of the State of New York. With respect to any suit, action or proceeding (“Proceedings”) relating to this Agreement, each party hereto irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court in the Borough of Manhattan, New York City, and waives any objection which it may have to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum, and waives the right to object that any such court does not have jurisdiction over such party.

11.	NOTICES

All notices, requests or demands hereunder shall be in writing or, if telephonic, immediately confirmed in writing and shall be given to the parties hereto as follows:

Seller:

Hess Corporation

1185 Avenue of the Americas

New York, New York 10036

Attn: Corporate Secretary

Buyer:

Hess Tank Cars II LLC

1501 McKinney Street

Houston, Texas 77010

Attn: Vice President

or at such other address as either such party shall designate. All notices shall be effective upon actual receipt.

12.	ENTIRE AGREEMENT

This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any prior agreements or understandings, written or oral, with respect to such subject matter.

13.	AMENDMENT

No amendment or waiver of any provision in this Agreement shall be effective unless the same is in writing and signed by the party against which enforcement of such amendment or waiver is sought.

14.	MISCELLANEOUS

(a) The obligations and representations contained herein shall each represent the several obligations or representations of the party undertaking or making the same.

(b) Notwithstanding that any provision of this Agreement shall be found to be illegal or unenforceable the remaining provisions shall be severable and enforceable in accordance with their terms.

(c) This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one document.

[Remainder of page intentionally left blank]

In witness whereof, the parties hereto have executed this Prepaid Forward Purchase and Sale Agreement (Rail Tank Cars) as of the date and year first written above.

Hess Corporation		Hess Tank Cars II LLC

By:	/s/ Timothy B. Goodell	By:	/s/ Michael Lutz

Name:	Timothy B. Goodell	Name:	Michael Lutz

Title:	Senior Vice President	Title:	Vice President